EXHIBIT 10.2

AGREEMENT BETWEEN

OWNER AND DESIGN-BUILDER

Agreement made as of the 23rd day of June in the year of 2005.

Between: the OWNER,

BADGER STATE ETHANOL, LLC.

820 W. 17th Street

Monroe, Wisconsin 53566

And the DESIGN-BUILDER,

AMG/GCI, LLC.

900 S. 12th Avenue

Marshalltown, Iowa 50158

The Owner has made a Owner Contract with the Design-Builder dated:

For the following Project:  Design and Construction of Modified Corn Milling Front-End Addition and Related Modifications

The Owner and Design-Builder agree as follows:

TABLE OF CONTENTS

1. The Contract Documents

2. Work of this Agreement

3. Date of Commencement and Substantial Completion

4. Contract Sum

5. Payments

6. Dispute Resolution

7. Miscellaneous Provisions

8. Enumeration of the Contract Documents

TABLE OF EXHIBITS

A. Terms and Conditions

B. Process Equipment List

C. Design-Builder’s Scope of Work

D. Determination of the Cost of the Work (Schedule of Values)

E. Insurance

F.	Project Master Schedule

G.	List of Permits

ARTICLE 1:  THE CONTRACT DOCUMENTS

§ 1.1                     The Contract Documents form the Contract for the Design and Construction of the Project (the “Contract”).  The Contract Documents consist of this Agreement between Owner and Design-Builder and its attached Exhibits (hereinafter, the “Agreement”); Supplementary and other Conditions; Drawings, Specifications, Addenda issued prior to execution of the Agreement; other documents listed in the Agreement and Modifications issued after the execution of the Agreement.  Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents, such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the Contractor’s bid or portions of Addenda relating to bidding requirements).  The Contract Documents shall not be construed to create a contractual relationship of any kind between any persons or entities other than the Owner and Design-Builder.  An enumeration of the Contract Documents, other than Modifications, appears in Article 8.

§ 1.2                     The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations, or agreements, either written or oral.

§ 1.3                     The Contract may be amended or modified only by a Modification.  A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Design-Builder.

ARTICLE 2:  THE WORK OF THIS AGREEMENT

§ 2.1                     The Design-Builder shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. The Work includes the architectural and engineering services (including the development and creation of the Drawings and Specifications),  construction and management services described in Exhibit C to this Agreement.   Design-Builder shall design and construct the Work to achieve the capacity and performance outputs as required by the Contract Documents and including those contained in Exhibit C to this Agreement.

§ 2.2    Notwithstanding anything to the contrary in the Contract Documents,  while Design-Builder is responsible to design and construct the facility, equipment and addition in accordance with the Contract Documents so that the process and technology used in the Work that is provided by CVP, LLC and licensed to Owner can be implemented and operational, Design-Builder does not guarantee that the CVP, LLC process and technology, properly designed and installed, will produce the capacity outputs required by the Contract Documents.

ARTICLE 3:  DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 3.1                     The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice issued by the Owner.  Date of Commencement shall be    June 23, 2005.

§ 3.2                     The Contract Time shall be measured from the date of commencement, subject to adjustments of this Contract Time as provided in the Contract Documents.

§ 3.3                     The Designer-Builder shall achieve Substantial Completion of the Work in accordance with the master schedule as provided in Exhibit F:

Portion of Work	Substantial Completion Date

1)

ARTICLE 4:  CONTRACT SUM

§ 4.1                     The Owner shall pay the Design-Builder the Contract Sum in current funds for the Design-Builder’s performance of this Agreement.  The Contract Sum shall be one of the following:

☒  Stipulated Sum in accordance with Section 4.2 below. Also, See Addendum A, Price.

§ 4.2                     Stipulated Sum

§ 4.2.1  The Contract Sum shall be $23,020,000.00, subject to additions and deductions as provided in the Contract Documents.

§ 4.2.2  Unit prices, will be provided when required for work outside the scope of work:

Description	Units	Price

1)

§ 4.2.3  Assumptions or qualifications, if any, on which the Stipulated Sum is based, are in Exhibit C.

§ 4.3                     Changes in the Work

§ 4.3.1  Adjustments of the Contract Sum on account of changes in the Work may be determined by any of the methods listed in Article A.7 of Exhibit A., Terms and Conditions.

§ 4.3.2  Where the Contract Sum is the Cost of the Work, with or without a Guaranteed Maximum Price, and no specific provision is made in Sections 4.3.1 or 4.2.2 for adjustment of the Design-Builder’s Fee in the case of Changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment will cause substantial inequity to the Design-Builder or Owner, the Design-Builder’s shall be equitably adjusted on the basis of the Fee established for the original Work, and the Contract Sum shall be adjusted accordingly.

ARTICLE 5:  PAYMENTS

§ 5.1                     Progress Payments

§ 5.1.1  Based upon Applications for Payment submitted to the Owner by the Design-Builder, the Owner shall make progress payments on the Contract Sum to Design-Builder as provided below and elsewhere in the Contract Documents, including Article A.9 of Exhibit A, Terms and Conditions.

§ 5.1.2  The period covered by each Application for Payment shall be bi-weekly.

§ 5.1.3  Provided that an Application for Payment is received every other Thursday , the Owner shall make payment to the Design-Builder not later than 10 days after these bi-weekly billings are submitted to the Owner for payment.

§ 5.1.4  With each Application for Payment, the Design-Builder shall submit the most recent schedule of values in accordance with the Contract Documents.  The schedule of values shall allocate the entire Contract Sum among the various portions of the Work.  Compensation for design services shall be shown separately.  The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require.  This schedule of values, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment.

§ 5.1.5  In taking action on the Design-Builder’s Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Design-Builder and shall not be deemed to have made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Sections 5.1.4 or 5.1.5, or other supporting data; to have made exhaustive or continuous on-site inspections; or to have made examinations to ascertain how or for what purposes the Design-Builder has used amounts previously paid on account of this Agreement.  Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

§ 5.1.6 There shall be no front-loading of payments and except with the Owner’s prior approval, the Design-Builder shall not make advance payments to subcontractors or suppliers for materials or equipment, of every tier, for work that has not been completed or materials or equipment that have not been delivered and stored at the site.

§ 5.1.7   Owner shall retain 5% from each approved Application for Payment.  This retainage shall be released upon final completion of the Work,  as more fully set forth in accordance with Article 9.10 of Exhibit A, Terms and Conditions.

§ 5.2                     Progress Payments – Stipulated Sum

§ 5.2.1  Applications for Payment where the Contract Sum is based upon a Stipulated Sum shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

§ 5.2.2  Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

1.  Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of (5%).  Pending final determination of cost to the Owner of Changes in the Work, amounts not in dispute shall be included as provided in Section A.7.3.8 of Exhibit A.  Terms and Conditions;

2.  Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of 5%.

3.  Subtract the aggregate of previous payments made by the Owner; and

4.  Subtract amounts, if any, for which the Owner has withheld payment from or nullified an Application for Payment as provided in Section A.9.5 of Exhibit A. Terms and Conditions.

§ 5.2.3  The progress payment amount determined in accordance with Section 5.2.2 shall be further modified under the following circumstances:

1.  Add upon Substantial Completion of Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less retainage and any other amounts for which Owner has withheld payment under Section A.9.5 of Exhibit A, Terms and Conditions. and

2.  Add, if final completion of the Work is thereafter materially delayed through no fault of the Owner, any additional amounts payable in accordance with Section A.9.10.3 of Exhibit A. Terms and Conditions.

§ 5.3                     Final Payment

§ 5.3.1  Final payment, constituting the entire unpaid balance of the Contract Sum, including retainage, shall be made by the Owner to the Design-Builder not later than 30 days after the Design-Builder has fully performed the Contract including the requirements of Section A.9.10 of Exhibit A. Terms and Conditions has been fully satisfied, except for the Design-Builder’s responsibility to correct non-conforming Work discovered after final payment or to satisfy other requirements, if any, which extend beyond final payment.

ARTICLE 6:                            DISPUTE RESOLUTION

§ 6.1  The parties appoint the following individual to serve as a Neutral pursuant to Section A.4.2.1 of Exhibit A. Terms and Conditions.

American Arbitration Association – Construction Industry Division

§ 6.2  If the parities do not resolve their dispute through mediation pursuant to Section A.4.3 of Exhibit A. Terms and Conditions, the method of binding dispute resolution shall be the following:

☒  Arbitration pursuant to Section A.4.4 of Exhibit A. Terms and Conditions

☐  Litigation in a court of competent jurisdiction

☐  Other (specify)

§ 6.3                     Arbitration

§ 6.3.1  If arbitration is selected by the parties as the method of binding dispute resolution, then any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration as provided in Section A.4.4. of Exhibit A. Terms and Conditions.

ARTICLE 7:                            MISCELLANEOUS PROVISIONS

§ 7.1  Design professionals and consultants engaged by the Design-Builder shall be persons or entities duly licensed to practice their professions as required in the jurisdiction where the Project is located and are listed as follows:

Name and address	License Number

Youssef V. Baddour	37166

Beaver Creek, Ohio 45432

Relationship to Design-Builder	Other Information

AMG structural department manager

§ 7.2  Other design professionals and consultants, if any, engaged directly by the Owner, their professions and responsibilities are listed below:

Name and address	License Number

None.

Relationship to Owner	Other Information

None.

§ 7.3  The Owner’s Designated Representative is Dr. Gary Kramer

§ 7.3.1  The Owner’s Designated Representative identified above shall be authorized to act on the Owner’s behalf with respect to the Project.

§ 7.4  The Design-Builder’s Designated Representative is Mr. Cornell Gethmann and/or Mr. Alberto Mendez.

§ 7.4.1  The Design-Builder’s Designated Representative identified above shall be authorized to act on the Design-Builder’s behalf with respect to the Project.

§ 7.5  Neither the Owner’s nor the Designed-Builder’s Designated Representative shall be changed without ten (10) days written notice to the other party.

§ 7.6  Other provisions:

§ 7.6.1  Where reference is made in this Agreement to a provision of another Contract Document, the reference refers to that provision (s) as amended or supplemented by other provisions of the Contract Documents.

§ 7.6.2  Payments due and unpaid under this Agreement shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at Monroe, Wisconsin where the Project is located.

ARTICLE 8:                            ENUMERATION OF THE CONTRACT DOCUMENTS

§ 8.1  The Contract Documents, except for Modifications issued after the execution of this Agreement, are enumerated as follows:

§ 8.1.1  The Supplementary and other Conditions of the Contract, if any, are as follows:

§ 8.1.2  The Specifications are as follows:  [Insert identification if existing as of time of execution]

§ 8.1.4  The Drawings are as follows: [Insert identification if existing as of time of execution]

§ 8.1.5  The Addenda, if any, are as follows:

§ 8.1.6  Exhibit A. Terms and Conditions

§ 8.1.7  Exhibit B.  Process Equipment List

§ 8.1.8  Exhibit C. Designer-Builder’s Scope of Work.

§ 8.1.9  Exhibit D. Determination of the Cost of the Work (Schedule of Values)

§ 8.1.10  Exhibit E.  Insurance, if applicable.

§ 8.1.11   Exhibit F.  Project Master Schedule

§ 8.1.12  Exhibit G. Permits

§ 8.1.13  Other documents, if any, forming part of the Contract Documents are as follows:

This Agreement is entered into as of the day and year first written above and is executed in at least two original copies, of which one is to be delivered to the Designer-Builder, and one to the Owner.

/s/ Gary L. Kramer	/s/ Alberto Mendez
BADGER STATE ETHANOL, LLC.	AMG/GCI, LLC.
DATE: June 23, 2005	DATE: June 23, 2005

/s/ Cornell W. Gethmann
AMG/GCI, LLC.
DATE: June 23, 2005

EXHIBIT A

TERMS AND CONDITIONS

For the following PROJECT:

OWNER,

BADGER STATE ETHANOL, LLC

820 W. 17th Street

Monroe, Wisconsin 53566

And the DESIGN-BUILDER,

AMG/GCI, LLC

900 S. 12th Avenue

Marshalltown, Iowa 50158

TABLE OF ARTICLES

A.1 GENERAL PROVISIONS

A.2 OWNER

A.3 DESIGN-BUILDER

A.4 DISPUTE RESOLUTION

A.5 SUBCONTRACTORS

A.6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

A.7 CHANGES IN THE WORK

A.8 TIME

A.9 PAYMENTS AND COMPLETION

A.10 PROTECTION OF PERSONS AND PROPERTY

A.11 INSURANCE AND BONDS

A.12 UNCOVERING AND CORRECTION OF WORK

A.13 MISCELLANEOUS PROVISIONS

A.14 TERMINATION OR SUSPENSION OF THE AGREEMENT

ARTICLE A.1 GENERAL PROVISIONS

§ A1.1 BASIC DEFINITIONS

§ A.1.1.1  THE DESIGN-BUILD DOCUMENTS

Deleted.

§ A1.1.2  THE CONTRACT DOCUMENTS

The Contract Documents are identified in Section 1.1 of the Agreement.

§ A.1.1.3  DESIGN-BUILDER

The Design-Builder is the person lawfully licensed to practice engineering or an entity lawfully practicing engineering identified as such in the Agreement and is referenced to throughout the Contract Documents as if singular in number.  The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative.

§ A.1.1.4  THE WORK

The term “Work” means the design and construction and other services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Design-Builder to fulfill the Design-Builder’s obligations.

§ A.1.1.5  THE PROJECT

The Project is the total design and construction of which the Work performed under the Contract Documents may be the whole or a part, and which may include design and construction by the Owner or by separate Contractors.

§ A.1.1.6  THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

§ A.1.1.7  THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards, workmanship for the Work, and performance of related services.

§ A.1.1.8  THE PROJECT MANUAL

The Project Manual is a volume assembled for the Work, which may include the bidding requirements, sample forms, conditions of the Contract and Specifications.

§ A.1.1.9  NEUTRAL

The Neutral is the individual appointed by the parties to decide Claims and disputes pursuant to Section A.4.2.1.

§ A.1.2  CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

§  A.1.2.1  The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Design-Builder.  The Contract Documents are complementary and what is required by one shall be as binding as if required by all; performance by the Design-Builder shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.

§ A.1.2.2  Organization of the specifications into divisions, sections and articles, an arrangement of Drawings shall not control the Design-Builder in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

§ A.1.2.3  Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ A.1.3  COMPLIANCE WITH APPLICABLE LAWS

§ A.1.3.1  If the Design-Builder believes that implementation of any instruction received from the Owner would cause violation of any applicable law, statute, ordinance, building code or rules or regulations, the Design-Builder shall notify the Owner in writing.  The Design-Builder shall not be obligated to perform any act which the Design-Builder believes will violate any applicable law.

§ A.1.4  CAPITALIZATION

§ A.1.4.1  Terms capitalized in these Terms and Conditions include (1) those which are specifically defined, (2) the titles of numbered articles and identified references to sections in the document, or (3) the titles of other documents published by the American Institute of Architects.

§ A.1.5  INTERPRETATION

§ A.1.5.1  In the interest of brevity the Agreement frequently omits modifying words such as “all” and “any” and articles such as “the” ,”and”, “an” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statements.

§  A.1.6  EXECUTION OF THE AGREEMENT

§  A.1.6.1  The Contract Documents shall be signed by the Owner and Design-Builder

§ A.1.6.2  Execution of the Contract by the Design-Builder is a representation that the Design-Builder has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

§ A.1.7  OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA

§ A.1.7.1  The Drawings, Specifications and other documents, including those in electronic form, prepared by the Design-Builder or the Design-Builder’s other design professionals are Instruments of Service through which the Work to be executed by the Design-Builder is described.  The Owner may retain one record set.  Neither the Owner nor any Subcontractor, Sub-Subcontractor or material or equipment supplier shall own or claim a copyright in the Instruments of Service, and unless otherwise indicated the Design-Builder and other design professionals shall be deemed the authors of them and will retain all common law, statutory, and other reserved rights, in addition to the copyrights.  All copies of the Instruments of Service, except the Owner’s record set, shall be returned or suitably accounted for to the Design-Builder or other design professionals, on request, upon completion of the Work.  The Instruments of Service are for use solely with respect to this Project.  They are not to be used by the Owner or any Subcontractor, Sub-Subcontractor or material or equipment supplier for other projects or for additions to this Project outside the scope of the Work without specific written consent of the Design-Builder and other design professionals.  The Owner, Subcontractors, Sub-Subcontractors and materials or equipment suppliers are authorized to use and reproduce applicable portions of the Instruments of Service appropriate to and for use in the execution of their Work under the Contract Documents.  All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the copied Instrument of Service Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Design-Builder or other design professionals’ copyrights or other reserved rights.

§ A.1.7.2  The Design-Builder and the Design-Builder’s consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.  Upon execution of this Agreement, the Design-Builder grants to the Owner a nonexclusive license to reproduce the Instruments of Service solely for purposes of constructing, completing, using and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement.  The Design-Builder shall obtain similar nonexclusive licenses from the Design-Builder’s consultants consistent with this Agreement.  Except as provided in Sections A.1.7.4 and A.1.7.5, termination of this Agreement prior to completion of the Work to be performed under this Agreement shall terminate this license.

§ A.1.7.3  Prior to the Design-Builder providing to the Owner any Instrument of Service in electronic form or the Owner providing the Design-Builder any electronic data for incorporation into the Instrument of Service, the Owner and the Design-Builder shall by separate written agreement set forth the specific conditions governing the format of such Instruments of Service or electronic data, including any special limitations or licenses not otherwise provided in this Agreement and, if appropriate, adjustments in the Contract Sum and Contract Time.

§ A.1.7.4  In the event that this Agreement is terminated prior to completion of the Work, the license provided in Section A.1.7.2 shall terminate, the Owner shall not make further reproductions of Instruments of Service and the Owner shall return to the Design-Builder within seven (7) days of termination all originals and reproductions in the Owner’s possession or control, except as follows:

.1                                      In the event the Owner terminates the Design-Builder for cause pursuant to Section A.14.2, the foregoing license shall be deemed terminated and replaced by a second, nonexclusive license permitting the Owner to authorize other appropriately credentialed design professionals to reproduce and, where permitted by law, to make changes, corrections or additions to the Instruments of Service solely for purposes of completing, constructing, using and maintaining the Project;

.2                                      In the event the Design-Builder terminates this Agreement with the Owner for cause pursuant to Section A.14.1, the Design-Builder shall assign the license to the Owner in accordance with the provisions of Section a.1.7.5 of this Agreement.

§ A.1.7.5  If the Agreement is terminated by Design-Builder in accordance with A.1.7.4.2 or for Owner’s convenience, , the Design-Builder, upon Owner’s request, shall convey and shall require its design professionals to convey to the Owner a nonexclusive license to use the Design-Builder’s Instruments of Service for the completion, use and maintenance of the Project, conditioned upon (1) payment to the Design-Builder of all amounts due to the Design-Builder, and (2) the Design-Builder’s receipt of the Owner’s written notice to the Design-Builder of the Owner’s assumption of the Design-Builder’s duties and obligations under this Agreement; or if the Owner fails to provide such written notice, (1) payment to the Design-Builder of all amounts due to the Design-Builder and the Design-Builder’s design professionals, and (2) the Design-Builder’s receipt of the Owner’s written assignment to indemnify and hold harmless the Design-Builder and its design professionals from all claims, as well as any expense, including legal fees, which the Design-Builder and its design professionals shall thereafter incur by reason of the Owner’s use of such Instrument of Service The Design-Builder shall incorporate the requirements of this Section A.1.7.5 in all agreements with its design professionals.

§ A.1.7.6  Except for the licenses granted in Section A.1.7.2, A.1.7.4 and A.1.7.5, no other license or right shall be deemed granted or implied under this Agreement.  The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of the Design-Builder.  However, subject to its obligations under this Contract, the Design-Builder is permitted to authorize the Subcontractors, Sub-Subcontractors and material or equipment suppliers to reproduce applicable portions of the Instrument of Service for the following purposes:  performing services; executing Work; and coordinating services with those of the Design-Builder, the Design-Builder’s consultants, and the Design-Builder’s other design professionals and consultants.  Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the respective copyright owners.  The Owner shall not use the Instruments of Service for future additions or alterations to this Project or for other projects, unless the Owner obtains the prior written agreement of the Design-Builder and the Design-Builder’s consultants.  Any unauthorized use of the Instruments of Service shall be at the Owner’s sole risk and without liability to the Design-Builder and the Design-Builder’s consultants.

ARTICLE A.2  OWNER

§ A.2.1 GENERAL

§ A.2.1.1  The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Owner” means the Owner or the Owner’s authorized representative.  The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the

Owner’s approval or authorization.  The Owner may also delegate in writing certain responsibilities of the Owner to the Design-Builder or other design professionals.  The Owner shall render decisions in a timely manner and in accordance with the Design-Builder’s schedule submitted to the Owner.

§ A.2.1.2  The Owner shall furnish to the Design-Builder within 15 days after receipt of a written request information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce mechanic’s lien rights.  Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

§ A.2.1.3

§ A.2.2  INFORMATION AND SERVICES REQUIRED OF THE OWNER

§A.2.2.1  The Owner shall be responsible to provide surveys, if not required by the Contract Documents to be provided by the Design-Builder, describing physical characteristics, legal limitations, and utility locations for the site of the Project, and a written legal description of the site.  The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restriction, boundaries, and contours of the site; locations, dimensions, and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above an below grade, including inverts and depths.  All the information on the survey shall be referenced to a Project benchmark.

§ A.2.2.2  The Owner shall provide, to the extent available to the Owner and if not required by the Contract Document to be provided by the Design-Builder, the results and reports of prior tests, inspections or investigations conducted for the Project, involving structural or mechanical systems; chemical, air and water pollution; hazardous materials or environmental and subsurface conditions; and information regarding the presence of pollutants at the Project site.

§ A.2.2.3  The Design-Builder shall cooperate with the Owner in securing building and other permits, licenses and inspections for which Owner is required by the Contract Documents to obtain.  The Design-Builder shall not be required to pay the fees for such Owner required permits, licenses and inspections.

§ A.2.2.4  The services, information, surveys and reports required to be provided by the Owner under Section A.2.2 shall be furnished at the Owner’s expense, and the Design-Builder shall be entitled to rely upon the accuracy and completeness thereof, except as otherwise specifically provided in the Contract

Documents or to the extent the Owner advises the Design-Builder to the contrary in writing.

§ A.2.2.5  If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Contract Documents, the Owner shall give prompt written notice thereof to the Design-Builder.

§ A.2.2.6  The Owner shall, at the request of the Design-Builder, prior to execution of the Agreement and promptly upon request thereafter, furnish to the Design-Builder reasonable and non-confidential evidence that financial arrangements have been made to fulfill the Owner’s obligations under this Agreement.  The Owner shall promptly make available to the Design-Builder non-confidential financial information of the Owner which affects this Agreement and which becomes available to the Owner subsequent to execution of this Agreement.

§ A.2.2.7  The Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder, unless otherwise directed by the Design-Builder.

§ A.2.2.8  The Owner shall furnish the services of geotechnical engineers or other consultants, if not required by the Contract Documents to be provided by the Design-Builder, for subsoil, air and water conditions when such services are deemed reasonably necessary by the Design-Builder to properly carry out the design services, if any, to be provided by the Design-Builder’s consultants.  Such services may include, but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosions and resistivity tests, and necessary operations for anticipating subsoil conditions.  The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

§ A.2.2.9  The Owner shall promptly obtain easements, zoning variances and legal authorizations regarding site utilization where essential to the execution of the Owner’s program.

§ A.2.3  OWNER REVIEW AND INSPECTION

§ A.2.3.1  The Owner may visit the site at intervals appropriate to the stage of the Design-Builder’s operations to become generally familiar with and to keep informed about the progress and quality of the portion of the Work completed.  However, the Owner shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work.  The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the

Design-Builder’s rights and responsibilities under the Contract Documents, except as provided in A.3.3.1.

§ A.2.3.2  The Owner shall not be responsible for the Design-Builder’s failure to perform the Work in accordance with the requirements of the Contract Documents.  The Owner shall not have control over or be in charge of and will not be responsible for acts or omissions of the Design-Builder, Subcontractors, Sun-Subcontractors or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.

§ A.2.3.3  The Owner may reject Work that does not conform to the Contract Documents.  Whenever the Owner considers it necessary or advisable, the Owner shall have authority to require inspection or testing of the Work in accordance with Section A.13.5.2, whether or not such Work is fabricated, installed or completed.  However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder, Subcontractors, Sub-Subcontractors material or equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ A.2.3.4  The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and the Design-Builder agree to in writing.

§ A.2.3.5  The Owner shall review and approve or take other appropriate action upon the Design-Builder’s submittals required by the Contract Documents, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.  The Owner’s action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Design-Builder or separate Contractors.  Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Design-Builder as required by the Contract Documents.

§ A.2.3.6  The Owner’s review and approval of the Design-Builder’s submittal required by the Contract Documents shall not relieve the Design-Builder of responsibility for compliance with the Contract Documents unless (a) the Design-Builder has notified the Owner of the deviation prior to approval by the Owner, or (b) the Owner has approved a change in work reflecting any deviations from the requirement of the Contract Documents.

§ A.2.3.7  The Owner shall conduct inspections to determine the date or dates of Mechanical Completion, Substantial Completion and the date of final completion.

§ A.2.3.8  The Owner shall issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

§ A.2.4  OWNER’S RIGHT TO STOP WORK

§ A.2.4.1  If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Section A.12.2 or persistently fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section A.6.1.3.

§ A.2.5  OWNER’S RIGHT TO CARRY OUT THE WORK

§ A.2.5.1  If the Design-Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such seven (7) day period give the Design-Builder a second written notice to correct such deficiencies within a three (3) day period.  If the Design-Builder within such three (3) day period after receipt of such second notice fails to commence and continue to correct and deficiencies, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies.  In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable cost of correcting such deficiencies.  If payments due to the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

ARTICLE A.3   DESIGN-BUILDER

§ A.3.1 GENERAL

§ A.3.1.1  The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative.  The Design-Builder’s representative is authorized to act on the Design-Builder’s behalf with respect to the Project.

§ A.3.1.2  The Design-Builder shall perform the Work in accordance with the Contract Documents.

§ A.3.1.3  The Design-Builder shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Owner in the Owner’s administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Design-Builder.

§ A.3.2  REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY DESIGN-BUILDER

§ A.3.2.1  Since the Contract Documents are complementary, before starting each portion of the Work, the Design-Builder shall carefully study and compare the various Drawings and other Contract Documents relative to Section A.2.2.1, shall take field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the site affecting it.  These obligations are for the purpose of facilitating construction by the Contract and discovering errors, omissions, or inconsistencies in the Contract Documents. Any errors, inconsistencies or omissions discovered by the Design-Builder shall be reported promptly to the Owner.

§ A.3.2.2  The Design-Builder is required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes and rules and regulations.

§ A.3.2.3  The Design-Builder shall be liable to the Owner for damages resulting from errors, inconsistencies or omissions in the Contract Documents.

§ A.3.3  SUPERVISION AND CONSTRUCTION PROCEDURES

§ A.3.3.1  The Design-Builder shall supervise and direct the Work, using the Design-Builder’s best skill and attention.  The Design-Builder shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract.

§ A.3.3.2  The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder’s employees, design professionals, engineers architects and other professional consultants, Subcontractors, Sub-Subcontractors,  and their respective agents and employees, and other persons or entities performing portions of the Work for or on behalf of the Design-Builder or any of its Subcontractors, Sub-Subcontractors or professional consultants.

§ A.3.3.3  The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ A.3.4  LABOR AND MATERIALS

§ A.3.4.1  Unless otherwise provided in the Contract Documents, the Design-Builder shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

§ A.3.4.2  The Design-Builder may make substitutions only with the consent of the Owner, after evaluation by the Owner and in accordance with a Change Order.

§ A.3.4.3  The Design-Builder shall enforce strict discipline and good order among the Design-Builder’s employees and other person carrying out the Contract.  The Design-Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

§ A.3.5  WARRANTY

§ A.3.5.1  The Design-Builder warrants to the Owner that materials and equipment furnished under the Contract Documents will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted by law or otherwise, and that the Work will conform to the requirements of the Contract Documents.  Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective.  The Design-Builder’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear usage.  If required by the Owner, the Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

§ A.3.5.2 Design/Builder shall assign to the Owner all manufacturers’ and suppliers’ warranties, express or implied, respecting any part of the Work which Design-Builder receives. The assignments, copies of all warranties and all product operation manuals for proper use and maintenance of equipment shall be conveyed to the Owner prior to Final Payment for the Work.

§ A.3.5.3 Owner has entered into a Services and Guarantee Agreement with CVP, LLC, which document contains certain performance guarantees of the completed Work.  Nothing in that Services and Guarantee Agreement shall limit Design-Builder’s obligations under the Contract Documents with respect to the design and completion of the Work in accordance with the Contract Documents.

§ A.3.6  TAXES

§ A.3.6.1  The Project is exempt from sales, consumer, use and similar taxes and the Owner will provide a Tax Exemption Certificate.  The Design-Builder agrees to take such reasonable actions requested by the Owner to assist the Owner with maintaining such tax exemption status, including providing a “pass-through” letter to the subcontractors of the Design-Builder.  These tax costs have been removed from the bid proposal per the request of the Owner and the Design-Builder shall not be responsible for these costs unless recompensed by the Owner.

§ A.3.7  PERMITS, FEES AND NOTICES

§ A.3.7.1  Design/Builder shall secure and pay for the building permit and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work. Attached as Exhibit G to the Agreement is a list of all permits, fees, licenses and inspections that are required for the proper execution and completion of the Work.

§ A.3.7.2  The Design-Builder shall comply with and give notices required by laws, ordinances, codes, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

§ A.3.7.3  It is the Design-Builder’s responsibility to ascertain that the Contract Documents, including the Drawings and Specifications, are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations.

§ A.3.8  ALLOWANCES

§ A.3.8.1  The Design-Builder shall include in the Contract Sum all allowances stated in the Contract Documents.  Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ persons or entities to which the Design-Builder has reasonable objection.

§ A.3.8.2  Unless otherwise provided in the Contract Documents:

.1                                      allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2                                      Design-Builder’s costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances; and

.3                                      whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section A.3.8.2.1 and (2) changes in Design-Builder’s costs under Section A.3.8.2.2.

§ A.3.8.3  Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

§ A.3.9  SUPERINTENDENT

§ A.3.9.1  The Design-Builder shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work.  The superintendent shall represent the Design-Builder, and communications given to the superintendent shall be as binding as if given to the Design-Builder.  Important communications shall be confirmed in writing.  Other communications shall be similarly confirmed on written request in each case.

§ A.3.10  DESIGN-BUILDER’S DESIGN CONSTRUCTION SCHEDULES

§ A.3.10.1  The Design-Builder, promptly after being awarded the Contract, shall prepare and submit for the Owner’s information the Design-Builder’s design and construction schedule for the Work.  The schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditions and practicable execution of the Work.  See Exhibit F

§ A.3.10.2  The construction schedule shall indicate proposed Subcontractors, activity sequences and durations, milestone dates for receipt and approval of pertinent information, schedule of shop drawings and samples, procurement and deliver or materials or equipment requiring long-lead time, and the Owner’s occupancy requirements showing portions of the Project having occupancy priority.  The Design-Builder shall keep current, for the Owner’s approval, the schedule of submittals which is coordinated with the Design-Builder’s construction schedule and allows the Owner reasonable time to review submittals.

§ A.3.10.3  The Design-Builder shall perform the Work in accordance with most recent schedules submitted to the Owner.

§ A.3.11  DOCUMENTS AND SAMPLES AT THE SITE

§ A.3.11.1  The Design-Builder shall maintain at the site for the Owner one record copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals.  These shall be available to the Owner and shall be delivered to the Owner upon completion of the Work.

§ A.3.12  SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

§ A.3.12.1  Shop Drawings, are drawings, diagrams, schedules and other data specifically prepared for the Work by the Design-Builder or a Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

§ A.3.12.2  Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams, and other information furnished by the Design-Builder to illustrate materials or equipment for some portion of the Work.

§ A.3.12.3  Samples are physical examples, which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

§ A.3.12.4  Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents.  The purpose of their submittals is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Design-Builder proposes to conform to the information given and the design concept expressed in the Contract Documents.  Review by the Owner is subject to the limitations of Sections A.2.3.5 and A.3.13.1.  Informational submittals upon which the Owner is not expected to take responsive action may be so identified in the Contract Documents.  Submittals which are not required by the Contract Documents may be returned by the Owner without action.

§ A.3.12.5  The Design-Builder shall review for compliance with the Contract Documents, approve and submit to the Owner Conceptual Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate Contractors.  Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by the Design-Builder may be returned by the Owner without action.

§ A.3.12.6  By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Design-Builder represents that the Design-Builder has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

§ A.3.12.7  The Design-Builder shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Owner.

§ A.3.12.8  The Work shall be in accordance with approved submittals except that the Design-Builder shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Owner’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Design-Builder has specifically informed the Owner in writing of such deviation at the time of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation.  The Design-Builder shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Owner’s approval thereof.

§ A.3.12.9  The Design-Builder shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Owner on previous submittals.  In the absence of such written notice the Owner’s approval of a resubmission shall not apply to such revisions.

§ A.3.13.  PROFESSIONAL SERVICES PROVIDED BY DESIGN-BUILDER

§ A.3.13.1  The Design-Builder is responsible for the creation of the Drawings and Specifications and providing all professional services for the Project, including the architectural, structural and engineering portions of the Project, so that the completed Work will achieve the performance and capacity requirements as required by Contract Documents. The Design-Builder shall cause its professional services to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional.  Shop Drawings and other submittals related to the Work designed by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Owner.

§ A.3.13.2  The Design-Builder shall obtain from each of the Design-Builder’s and Subcontractor’s professionals and shall deliver to the Owner certifications with respect to the documents and services provided by such professionals (a) that the documents or services to which such certifications relate (i) are consistent with the criteria provided by the Owner (ii) comply with applicable professional practice standards, and (iii) comply with applicable laws, ordinances, codes, rules and regulations governing the design of the Project, and (b) that the Owner and its design professionals shall be entitled to rely upon the representations and statements contained in such certifications. Such certificates shall not relieve Design-Builder of its obligations under the Contract Documents.

§ A.3.13.3  If the Owner requests the Design-Builder’s design professionals to execute certificates other than those required by Section A.3.13.2, the proposed language of such certificates shall be submitted to such design professionals for review and negotiation at least 14 days prior to the requested dates of execution.  Such design professionals shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of their services.

§ A.3.14  USE OF SITE

§ A.3.14.1  The Design-Builder shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

§ A.3.15  CUTTING AND PATCHING

§ A.3.15.1  The Design-Builder shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

§ A.3.15.2  The Design-Builder shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate Contractors by cutting, patching or otherwise altering such construction or by excavation.  The Design-Builder shall not cut or otherwise alter such construction by the Owner or a separate Contractor except with written consent of the Owner and of such separate Contractor, such consent shall not be unreasonably withheld.  The Design-Builder shall not unreasonably withhold from the Owner or a separate Contractor the Design-Builder’s consent to cutting or otherwise altering the Work.

§ A.3.16 CLEANING UP

§ A.3.16.1  The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations performed under this Agreement.  At completion of the Work, the Design-Builder shall remove from and about the Project waste materials, rubbish, the Design-Builder’s tools, construction equipment, machinery and surplus materials.  The Design-Builder shall not be held responsible for unclean conditions caused by other Design-Builders.

§ A.3.16.2  If the Design-Builder fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Design-Builder within a reasonable period of time.

§ A.3.17  ACCESS TO WORK

§ A.3.17.1  The Design-Builder shall provide the Owner access to the Work in preparation and progress wherever located.

§ A.3.18  ROYALTIES, PATENTS AND COPYRIGHTS

§ A.3.18.1  No royalties or license fees as applicable to the CVP LLC contract [Define/Identify “CVP LLC” Contract] shall be assessed or charged to the Design-Builder.

§ A.3.19  INDEMNIFICATION

§ A.3.19.1  To the fullest extent permitted by law, the Design-Builder shall indemnify and hold harmless the Owner, the Owner’s consultants and agent and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorney’s fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of the Design-Builder, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder.  Such obligations shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party of person described in this Section 3.19.

§ A.3.19.2  In claims against any person or entity indemnified under this Section A.3.19 by an employee of the Design-Builder, a Subcontractor, anyone directly or indirectly employed by them or anyone else for whose acts they may be liable, the indemnification obligation under Section A.3.19.1 shall not be limited by a limitation on amount or type compensation acts, disability benefit acts or other employee benefit acts.

ARTICLE A.4  DISPUTE RESOLUTIONS

§ A.4.1  CLAIMS AND DISPUTES

§ A.4.1.1  Definition.  A Claim is a demand or ascertain by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract.  The term “Claim” also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Contract.  Claims must be initiated by written notice.  The responsibility to substantiate Claims shall rest with the party making the Claim.

§ A.4.1.2  Time Limits on Claims.  Claims by either party must be initiated within 14 days after occurrence of the event giving rise to such Claim or within 14 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later.  Claims must be initiated in written notice to the other party.

§ A.4.1.3  Continuing Contract Performance.  Pending final resolution of a Claim except as otherwise agreed in writing or as provided in Section A.9.7.1 and Article A.14, the Design-Builder shall proceed diligently with performance of the Contract and the Design-Builder shall continue to make payments in accordance with the Contract Documents.

§ A.4.1.4  Claims for Concealed or Unknown Conditions.  If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions.  The Owner will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Design-Builder’s cost of, or time required for, performance of any party of the Work will make an equitable adjustment in the Contract Sum or Contract Time, or both.  If the Owner determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Owner shall so notify the Design-Builder in writing, stating the reasons.  Claims by the Design-Builder in opposition to such determination must be made within 21 days after the Owner has given notice of the decision. If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the parties cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall be initially determined in accordance with Section A.4.2.

§ A.4.1.5  Claims for Additional Cost.  If the Design-Builder wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work.  Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section A.10.6.

§ A.4.1.6  If the Design-Builder believes additional cost is involved for reasons including but not limited to (1) a written interpretation from the Owner, (2) an order by the Owner to stop the Work where the Design-Builder was not at fault, (3) a written order for a minor change in the Work issued by the Owner, (4) failure of payment by the Owner (5) termination of the Contract by the Owner, (6) Owner’s suspension or (7) other reasonable grounds, Claims should be filed in accordance with this Section A.4.1.

§ A.4.1.7  Claims for Additional Time.

§ A.4.1.7.1  If the Design-Builder wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given.  The Design-Builder’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work.  In the case of a continuing delay only one Claim is necessary.

§ A.4.1.7.2  If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction.

§ A.4.1.8  Injury or Damage to Person or Property.  If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery.  The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ A.4.1.9  If unit prices are states in the Contract Documents or subsequently agreed upon, and if quantifies originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.

§ A.4.1.10  Claims for Consequential Damages.  The Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract.  This mutual waiver includes damages incurred by either party for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.  This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article A.14.  Nothing contained in this Section A.4.1.10 shall be deemed to preclude an award of liquidated damaged, when applicable, in accordance with the requirements of the Contract Documents.

§ A.4.1.11  If, after the execution of this Agreement, the enactment or revisions of codes, laws or regulations or official interpretations which govern the Project cause an increase or decrease of the Design-Builder’s costs of, or time required for, performance of the Work, the Design-Builder shall be entitled to an equitable adjustment in Contract Sum or Contract Time.  If the Owner and Design-Builder

cannot agree upon an adjustment in the Contract Sum or Contract Time, the Design-Builder shall submit a Claim pursuant to Section A.4.1.

§ A.4.2  RESOLUTION OF CLAIMS AND DISPUTES

§ A.4.2.1  Decision by Neutral.  If the parties have identified a Neutral in Section 6.1 of the Agreement or elsewhere in the Contract Documents, then Claims, excluding those arising under Sections A.10.3 through A.10.5, shall be referred initially to the Neutral for decision.  An initial decision by the Neutral shall be required as a condition precedent to mediation of all Claims between the Owner and Design-Builder arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Neutral with no decision having been rendered by the Neutral.  Unless the Neutral and all affected parties agree, the Neutral will not decide disputes between the Design-Builder and persons or entities other than the Owner.

§ A.4.2.2  Decision by Owner-Designee. (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract)  If the parties have not identified a Neutral in Section 6.1 of the Agreement or elsewhere in the Contract Documents, the Owner may appoint an Owner-Designee to resolve disputes between the Owner and the Design-Builder, and Claims, including those alleging an error or omission by the Design-Builder but excluding those arising under Section A.10.3 through A.10.5, shall be referred initially to the Owner-Designee for decision.  An initial decision by the Owner-Designee shall be required as a condition precedent to mediation of all Claims between the Owner and Design-Builder arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Owner-Designee with no decision having been rendered by the Owner-Designee.  The Owner-Designee will not decide disputes between the Design-Builder and persons or entities other than the Owner.

§ A.4.2.3  Decision by Owner. (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract)  If the parties have not identified a Neutral in Section 6.1 of the Agreement or elsewhere in the Contract Documents, and if the Owner has not appointed the Owner-Designee to resolve disputes between the Owner and Design-Builder, then, except for those Claims arising under Section A.10.3 through A.10.5, the Owner shall provide an initial decision.  An initial decision by the Owner shall be required as a condition precedent to mediation of all Claims between Owner and Design-Builder arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Owner with no decision having been rendered by the Owner.

§ A.4.2.4  The initial decision pursuant to Sections A.4.2.1, A.4.2.2. or A.4.2.3 shall be in writing, shall state the reasons therefore and shall notify the parties of any change in the Contract Sum or Contract Time or both.  The initial decision shall be final and binding on the parties but subject first to mediation under Section A.4.3 and thereafter to such other dispute resolution methods as provided in Section 6.2 of the Agreement.

§ A.4.2.5  In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim.  If the Claim relates to a possibility of a Design-Builder’s default, the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

§ A.4.2.6  If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to initial resolution of the Claim.

§ A.4.3  MEDIATION

§ A.4.3.1  Any Claim arising out of or related to the Contract, except those waived for in Sections A.4.1.10, A.9.10.4 and A.9.10.5 shall, after initial decision of the Claim or 30 days after submission of the Claim for initial decision, be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable or other binding dispute resolution proceedings by either party.

§ A.4.3.2  The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect at the time of the mediation.  Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association.  The request may be made concurrently with the filing of a demand for arbitration or other binding dispute resolution proceedings but, in such event, mediation shall proceed in advance thereof or of legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

§ A.4.3.3  The parties shall share the mediator’s fees and any filing fees equally.  The mediation shall be held in the Avenue where the Project is located, unless another location is mutually agreed upon.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

§ A.4.4  ARBITRATION

§ A.4.4.1  Claims, except those waive as provided in Section A.4.1.10, A.9.10.4 and A.9.10.5, for which initial decisions have not become final and binding, and which have not been resolved by mediation but which are subject to arbitration pursuant to Sections 6.2 and 6.3 of the Agreement, shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect at the time of the arbitration.  The demand for arbitration shall be filed in writing with the other party to the Contract and with the American Arbitration Association.

§ A.4.4.2  A demand for arbitration may be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Section a.13.6.

§ A.4.4.3  An arbitration pursuant to this Section A.4.4 may be joined with an arbitration between the Owner or Design-Builder and any person or entity which whom the Owner or Design-Builder has a contractual obligation to arbitrate disputes which does not prohibit consolidation or joinder if such arbitration involves common issues of law or fact relating to the performance of this Agreement.  No other arbitration arising out of or relating to the Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to the Agreement or not a party to an agreement with the Owner, except by written consent containing a specific Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any or described therein.  The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to the Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

§ A.4.4.4  Claims and Timely Assertion of Claims.  The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

§ A.4.4.5  Judgment on Final Award.  The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE A.5 SUBCONTRACTORS.

§ A.5.1 Definitions

§ A.5.1.1  A Subcontractor is a person or entity who has a direct contract with the Design-Builder to perform a portion of the Work, including material and equipment suppliers..  The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.  The term “Subcontractor” does not include a separate Design-Builder or Subcontractors of a separate Design-Builder.

§ A.5.1.2  A Sub-Subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work, including material and equipment suppliers.  The term “Sub-Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-Subcontractor or an authorized representative of the Sub-Subcontractor.

§ A.5.2  AWARD OF SUBCONTRACTORS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

§ A.5.2.1  Unless otherwise stated in the Contract Documents or the bidding requirements, the Design-Builder, as soon as practicable after award of the Contract, shall furnish in writing to the Owner the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work.  The Owner will promptly reply to the Design-Builder in writing stating whether or not the Owner, after due investigation, has reasonable objection to any such proposed person or entity.  Failure of the Owner to reply promptly shall constitute notice of no reasonable objection.

§ A.5.2.2  The Design-Builder shall not contract with a proposed person or entity to whom the Owner has made reasonable and timely objection.  The Design-Builder shall not be required to contract with anyone to whom the Owner has made reasonable objection.

§ A.5.2.3  If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has no reasonable objection.  If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contact Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work.  However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Design-Builder has acted promptly and responsively in submitting names as required.

§ A.5.2.4  The Design-Builder shall not change a Subcontractor, person or entity selected if the Owner makes no reasonable objection to such substitute.

§ A.5.3  SUBCONTRACTUAL RELATIONS

§ A.5.3.1  By appropriate agreement, written where legally required for validity, the Design-Builder shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Design-Builder by terms of the Contract Documents, and to assume toward the Design-Builder all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Design-Builder by these Documents, assumes toward the Owner.  Each Subcontractor agreement shall preserve and protect the rights of the Design-Builder under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights. Where appropriate, the Design-Builder shall require each Subcontractor to enter into similar agreements with Sub-Subcontractors.  The Design-Builder shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed Subcontractor agreement which may be at variance with the Contract Documents.  Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-Subcontractors.

§ A.5.3.2  Owner is an intended third-party beneficiary of all subcontracts and material supply contracts of whatever tier, with the right to directly enforce, both during and after the construction period, subcontractor and material supplier obligations to meet prevailing standards or workmanship and to comply with the Contract Documents including but not limited to all applicable express and implied warranties. Design-Builder shall ensure that such third party status is provided in all applicable subcontractor and material supply contracts.  During the construction period, that right shall only be exercised in cooperation with Design-Builder.

§ A.5.4  CONTINGENT ASSIGNMENT OF SUBCONTRACTS

§ A.5.4.1  Each subcontract agreement for a portion of the Work is assigned by the Design-Builder to the Owner provided that”

.1                                      assignment is effective only after termination of the Contract by the Owner for cause pursuant to Section A.14.2 and only for those subcontract agreements which the Owner accepts by Notifying the Subcontractor and Design-Builder in writing; and

.2                                      assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

§ A.5.4.2  Upon such assignment, if the Work has been suspended for more than 30 days, the Subcontractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.

ARTICLE A.6  CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

§ A.6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS. (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract)

§ A.6.1.1  (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract) The Owner reserves the right to perform construction related to the Project with their own forces and to award separate contracts in connection with other portions of the Project.  The Design-Builder shall cooperate with the Owner, other Contractors and the Owner’s own forces whose work might interfere with the Design-Builder’s Work.  If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make such Claim as provided in Section A.4.1.

§ A.6.1.2 (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract) When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner/Contractor Agreement.

§ A.6.1.3 (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract) The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate Contractor with the Work of the Contractor, who shall cooperate with them.  The Design-Builder shall participate with other separate Contractors and the Owner in reviewing their construction schedules when directed to do so.  The Design-Builder shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement.  The construction schedules shall then constitute the schedules to be used by the Design-Builder, separate Contractors and the Owner until subsequently revised.

§ A.6.1.4 (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract) Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces, the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Design-Builder under the Terms and Conditions of the Contract, including, without excluding others, those stated in Article A.3, this Article A.6 and Articles A.10, A.11 and A.12.

§ A.6.2  MUTUAL RESPONSIBILITY

§ A.6.2.1  The Design-Builder shall afford the Owner and separate Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design-Builder’s construction and operations with theirs as required by the Contract Documents.

§ A.6.2.2.  If part of the Design-Builder’s Work depends for proper execution or results upon design, construction or operations by the Owner or a separate Contractor, the Design-Builder shall, prior to proceedings, with that portion of the Work, promptly report to the Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results.  Failure of the Design-Builder to so report shall constitute an acknowledgment that the Owner’s forces or separate Contractors completed or partially completed construction is fit and proper to receive the Design-Builder’s Work, except as to defects not then reasonably discoverable.

§ A.6.2.3  The Owner shall be reimbursed by the Design-Builder for costs incurred by the Owner which are payable to a separate Contractor because of delays, improperly timed activities or defective construction of the Design-Builder.  The Owner shall be responsible to the Design-Builder for costs incurred by the Design-Builder because of delays, improperly timed activities, damage to the Work or defective construction of a separate Contractor employed by the Owner.

§ A.6.2.4  The Design-Builder shall promptly remedy damage wrongfully caused by the Design-Builder to completed or partially completed construction or to property of the Owner or separate Contractor.

§ A.6.2.5  The Owner and each separate Contractor shall have the same responsibilities for cutting and patching as are described in Section A.3.15.

§ A.6.3  OWNER’S RIGHT TO CLEAN UP

§ A.6.3.1  If a dispute arises among the Design-Builder, separate Contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Owner shall allocate the cost among those responsible.

ARTICLE A.7  CHANGES IN WORK

§ A.7.1  GENERAL

§ A.7.1.1  Changes in the Work may be accomplished after execution of the Contract Documents, and without invalidating the Contract Documents, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article A.7 and elsewhere in the Contract Documents.

§ A.7.1.2  A Change Order shall be based upon agreement between the Owner and Design-Builder.  A Construction Change Directive may be issued by the

Owner with out without agreement by the Design-Builder.  A minor change in the Work may be issued by the Owner alone.

§ A.7.1.3  Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design-Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or in an order for a minor change in the Work.

§ A.7.2  CHANGE ORDERS

§ A.7.2.1  A Change Order is a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:

.1                                      a change in the Work;

.2                                      the amount of the adjustment, if any, in the Contract Sum; and

.3                                      the extent of the adjustment, if any, in the Contract Time.

§ A.7.2.2  If the Owner requests a proposal for a change in the Work from the Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design-Builder for reasonable costs incurred, if any, for design services provided in connection with preparation of proposed revisions to the Contract Documents.

§ A.7.2.3  Methods used in determining adjustments to the Contract Sum may include those listed in Section A.7.3.3.

§ A.7.3  CONSTRUCTION CHANGE DIRECTIVES

§ A.7.3.1  A Construction Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.  The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions, or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

§ A.7.3.2  A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ A.7.3.3  If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

.1                                      mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2                                      unit prices stated in the Contract Documents or subsequently agreed upon, or equitably adjusted as provided in Section A.4.1.9.

.3                                      cost to be determined in a manner agreed upon by the parties and mutually acceptable fixed percentage fee; or

.4                                      as provided in Section A.7.3.6

§ A.7.3.4  Upon receipt of a Construction Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

§ A.7.3.5  A Construction Change Directive signed by the Design-Builder indicates the agreement of the Design-Builder, therewith, including adjustment in Contract Sum and Contract Time or the method for determining them.  Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ A.7.3.6  If the Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Owner on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase, the Contract Sum, a reasonable allowance for overhead and profit.  In such case, and also under Clause A.7.3.3.3, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data.  Unless otherwise provided in the Contract Documents, costs for the purposes of this Section A.7.3.6 shall be limited to the following:

.1                                      additional costs of professional services.

.2                                      costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and worker’s compensation insurance;

.3                                      costs of materials, supplies and equipment, including costs of transportation, whether incorporated or consumed;

.4                                      rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Design-Builder or others;

.5                                      costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.6                                      additional costs of supervision and field office personnel directly attributable to the change.

§ A.7.3.7  The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost.  When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ A.7.3.8  Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall be included in Application for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs.  For any portion of such costs that remains in dispute, the Owner shall make an interim determination for purposes of monthly payment for those costs.  The determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of the Design-Builder to disagree and assert a Claim in accordance with Article A.4.

§ A.7.3.9  When the Owner and Design-Builder reach agreement concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ A.7.4  MINOR CHANGES IN THE WORK

§ A.7.4.1  The Owner shall have authority to order minor changes and remove Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents.  Such changes shall be effected by written order and shall be binding on the Design-Builder.  The Design-Builder shall carry out such written orders promptly.

ARTICLE A.8  TIME

§ A.8.1 DEFINITIONS

§ A.8.1.1  Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

§ A.8.1.2  The date of commencement of the Work shall be the date stated in the Agreement unless provision is made for the date to be fixed in a notice to proceed issued by the Owner.

§ A.8.1.3  The date of Substantial Completion is the date determined by the Owner in accordance with Section A.9.8.

§ A.8.1.4  The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

§ A.8.1.5  The date of Mechanical Completion is the date determined by the Owner in accordance with Section A.9.8.

§ A.8.2 PROGRESS AN COMPLETION

§ A.8.2.1  Time limits stated in the Contract Documents are of the essence of the Contract.  By executing the Agreement, the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.

§ A.8.2.2  The Design-Builder shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article A.11 to be furnished by the Design-Builder and Owner.  The date of commencement of the Work shall not be changed by the effective date of such insurance.  Unless the date of commencement is established by the Contract Documents or a notice to proceed given by the Owner, the Design-Builder shall notify the Owner in writing not less than 10 days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic’s liens and other security interests.

§ A.8.2.3  The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ A.8.3  DELAYS AND EXTENSION OF TIME

§ A.8.3.1  If the Design-Builder is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or of a separate Contractor or other party employed by the Owner or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Design-Builder’s control, or by delay authorized by the Owner pending resolution of disputes pursuant to the Contract Documents, or by other causes which the Owner determines may justify delay, then the Contract Time shall be extended by Change Order for such reasonable time as the Owner may determine.

§ A.8.3.2  Claims relating to time shall be made in accordance with applicable provisions in Section A.4.1.7.

§ A.8.3.3  This Section A.8.3 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.

ARTICLE A.9  PAYMENTS AND COMPLETION

§ A.9.1  CONTRACT SUM

§ A.9.1.1  The Contract Sum is stated in the Contract Documents and, including authorized adjustments, is the total amount payable by the Owner to the Design-Builder for performance of the Work under the Contract Documents.

§ A.9.2  SCHEDULE OF VALUES

§ A.9.2.1  Before the first Application for Payment, the Design-Builder shall submit to the Owner an initial schedule of values allocated to various portions of the Work prepared in such form and supported by such data to substantiate its accuracy as the Owner may require.  This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Application for Payment.  The schedule of value may be updated periodically to reflect changes in the allocation of the Contract Sum.

§ A.9.3  APPLICATIONS FOR PAYMENT

§ A.9.3.1  At least ten days before the date established for each progress payment, the Design-Builder shall submit to the Owner an itemized Application for Payment for operations completed in accordance with the current schedule of values.  Such application shall be notarized and supported by such data substantiating the Design-Builder’s right to and amount of payment as the Owner, or the Owner’s lender, may require, such as copies of requisitions from Subcontractors and Sub-Subcontractors and identifications of all Subcontractors, Sub-Subcontractors and professional consultants who are to receive funds from the pending Application for Payment.

§ A.9.3.1.1  As provided in Section A.7.3.8 such applications may include requests for payment on account of Changes in the Work which have been properly authorized by Construction Change Directives or by interim determinations of the Owner, but not yet included in Change Orders.

§ A.9.3.1.2  Such applications may not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay a Subcontractor or Sub-Subcontractor or other parties providing services for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay.

§ A.9.3.2  Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work.  If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing.  Payments for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interests and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

§ A.9.3.3  The Design-Builder warrants that title to all Work other than Instruments of Service covered by an Application for Payment will pass to the Owner no later than the time of payment.  The Design-Builder further warrants that upon submittal of an Application for Payment, all Work for which Certificates of Payment have been previously issued and payments received from the Owner shall, to the best of the Design-Builder’s knowledge, information and belief, be free and clear of liens, Claims, security interests or encumbrances in favor of the Design-Builder, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.

§ A.9.3.4  With each Application for Payment, the Design-Builder shall provide to Owner a partial lien waiver and release from Design-Builder and each Subcontractor, Sub-Subcontractor and professional consultant who is to receive funds from the pending Application for Payment. Each such lien waiver and release may be conditioned on the receipt of the payment for which the waiver and release is sought.

§ A.9.3.5  Provided that Owner shall make payment of amounts due to Design-Builder, Design-Builder shall keep the Project Site free from any liens by Design-Builder, its Subcontractors, Sub-Subcontractors and professional consultants. If, because of any act or omission of Design-Builder or anyone claiming through or under Design-Builder, any mechanic’s or other lien, encumbrance or order is filed against Owner or the Project Site, then Design-Builder shall, at Design-Builder’s own cost and expense, cause the same to be canceled and discharged of record or bonded over within thirty (30) days after receiving notice thereof, and shall indemnify and hold Owner harmless from and against all costs, expenses, claims, losses or damages, including reasonable attorneys’ fees, resulting therefrom or by reason thereof.

§ A.9.4  ACKNOWLEDGEMENT OF APPLICATION FOR PAYMENT

§ A.9.4.1  The Owner shall, within seven days after receipt of the Design-Builder’s Application for Payment, issue to the Design-Builder a written acknowledgement of receipt of the Design-Builder’s Application for Payment indicating the amount the Owner has determined to be properly due and, if applicable, the reasons for withholding payment in whole or in part.

§ A.9.5  DECISIONS TO WITHHOLD PAYMENT

§ A.9.5.1  In addition to retainage, the Owner may withhold approval of a payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the Work has not progressed to the point indicated in the Application for Payment or that the quality of Work is not in accordance with the Contract Documents.  The Owner may also withhold a payment or, because of subsequently discovered evidence, may nullify the whole or a part of an Application for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible, including loss resulting from acts and omissions, because of the following:

.1                                      defective Work not remedied;

.2                                      third-party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Design-Builder;

.3                                      failure of the Design-Builder to make payments properly to Subcontractors or for design services labor, materials or equipment;

.4                                      reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5                                      damage to the Owner or a separate Contractor;

.6                                      reasonable evidence that the Work will not be completed within the Contract Time and the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay;

.7                                      persistent failure to carry out the Work in accordance with the Contract Documents

§ A.9.5.2  When the above reasons for withholding payment are removed, payment will be made for amounts previously withheld.

§ A.9.6 PROGRESS PAYMENTS

§ A.9.6.1  Within 10 days after the Owner has received billings from the Design-Builder on account of Work performed by the Design-Builder and for which the Owner has acknowledged to the due pursuant to Section A.9.4.1, the Owner shall make payment of that amount to the Design-Builder. If the Design-Builder does not receive such payment from the Owner for any cause which is not the fault of the Design-Builder, the Owner shall pay the Design-Builder, on demand, that amount.

§ A.9.6.2  The Design-Builder shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments, to the Design-Builder on account of the Subcontractor’s portion of the Work. The Design-Builder shall, by appropriate agreement with each Subcontractor require each Subcontractor to make payments to Sub-Subcontractors in a similar manner.

§ A.9.6.3  The Owner shall have no obligation to pay or to see to the payment of money to a Subcontractor except as may be required by law. Owner, however, has the right, but not the obligation, to pay a Subcontractor, Sub-Subcontractor or professional consultant by joint party check or directly and deduct said payment from the Contract Sum.

§ A.9.6.4  Payment to material suppliers shall be treated in a manner similar to that provided in Sections A.9.6.2 and A.9.6.3.

§ A.9.6.5  A progress payment, or partial or entire use or occupancy of the Project by the Owner, shall not constitute acceptance of Work not in accordance with the Contract Documents.

§ A.9.6.6  Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by Subcontractors and suppliers shall be held by the Design-Builder for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Design-Builder for which payment was made by the Owner.  Nothing contained herein shall require money to be placed in a separate account and not be commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of the requirements of this provision.

§ A.9.7 FAILURE OF PAYMENT

§ A.9.7.1  If the Owner does not provide for payment to the Design-Builder’s Application for Payment as approved by the Owner within ten days after the Owner’s receipt from the Design-Builder, or does not issue payment within ten days after the Owner’s receipt of approved amounts due to the Design-Builder, then the Design-Builder may, upon seven additional days’ written notice to the Owner stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder’s reasonable costs of shutdown, delay and start-up, plus interest as provided for in the Contract Documents.

§ A.9.8 SUBSTANTIAL COMPLETION

§ A.9.8.1 Substantial Completion is the stage in the progress of the Work when the Work, or designated portion thereof, is sufficiently complete, and suitable for its intended use, and all Project systems and equipment are inspected, tested and ready for commissioning and implementation. When the Design-Builder considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially or mechanically complete, whichever may apply, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment.  Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Contract Documents.

§ A.9.8.2 Upon receipt of the Design-Builder’s list, the Owner shall make an inspection, including performance testing, to determine whether the Work or designated portion thereof is Substantially or Mechanically complete, whichever case may apply.  If the Owner’s inspection or testing discloses any item, whether or not included on the Design-Builder’s list, which is not substantially or mechanically complete and in accordance with the requirements of the Contract Documents, the Design-Builder shall then submit a request for another inspection by the Owner to determine whether the Design-Builder’s Work is substantially complete.

§ A.9.8.3 In the event of a dispute regarding whether the Design-Builder’s Work is substantially or Mechanically complete, the dispute shall be resolved pursuant to Article A.4.

§ A.9.8.4 When the Owner determines that the Work is Substantially Complete, the Owner shall issue a Certificate of Substantial Completion, which shall include a list of items to be corrected or completed prior to final payment.  Upon the issuance of Owner’s Certificate of Substantial Completion, Contractor shall be entitled to submit an Application for Payment, requesting a sum sufficient to increase the total payments to the full amount of the Contract Sum, less retainage and any other amounts for which Owner has withheld payment under Section A.9.5 of Exhibit A, Terms and Conditions.

§ A.9.9 PARTIAL OCCUPANY OR USE

§ A.9.9.1 The Owner may occupy or use any completed portion of the Work at any stage when such portion is designated by separate agreement with Design-Builder, provided such occupancy or use is consented to the by the insurer, if so required by the insurer, and authorized by public authorities having jurisdiction over the Work.  Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Design-Builder have accepted in writing the responsibilities assigned to each of them for payments, retainage , if any security, maintenance, heat, utilities, damage to the

Work and insurance, and have agreed in writing concerning the period for completion or correction of the Work and commencement of warranties required by the Contract Documents. When the Design-Builder considers a portion substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Section A.9.8.1. Consent of the Design-Builder to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder.

§ A.9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used to determine and record the condition of the Work.

§ A.9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

§ A.9.10 FINALCOMPLETION AND FINAL PAYMENT

§ A9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner shall promptly make such inspection and when the Owner finds the Work acceptable and fully performed in accordance with the Contract Documents, and all necessary component parts, systems and equipment of the Work have been tested, started-up and are operational, meeting the performance and capacity requirements of the Contract Documents, the Owner shall, subject to Section A.9.10.2 promptly make final payment to the Design-Builder.

§ A.9.10.2 Final payment, including the retainage, will not become due until the Owner has received the Design-Builder’s final Application for Payment and until the Design-Builder submits to the Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4)consent of surety, if any, to final payment, (5) a marked-up version of all Drawings and Specifications showing the record condition of the Work; (6) a final lien waiver and release from Design/Builder and from all Subcontractors, Sub-Subcontractors and professional consultants (conditioned only on the receipt of payment for which a wavier and release is sought) that provided any labor, materials, equipment or services to the Work; (7) all warranties, manuals and all other items Design-

Builder is required by the Contract Documents to provide prior to Final Payment, and (8) and if required by the Owner or Owner’s lender, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract Documents, to the extent and in such form as may be designated by the Owner.  If a Design-Builder refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design-Builder shall refund to the Owner all money that the Owner may be liable to pay in connection with the discharge of such lien, including all costs and reasonable attorneys’ fees. If, for any cause which is not the fault of the Design-Builder, the Owner does not receive timely payment or does not pay the Design-Builder within seven days after receipt of payment from the Owner, final payment to the Design-Builder shall be made upon demand.

§ A.9.10.3 If, after the Owner determines that the Design-Builder’s Work or designated portion thereof is substantially completed, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance of a Change Order or a Construction Change Directive affecting final completion, the Owner shall, upon application by the Design-Builder for payment from the Owner on account of such application, make payment of the balance due for that portion of the Work fully completed and accepted.  If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Design-Builder. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ A.9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

.1                                      liens, Claims, security interests or encumbrances arising out of the Contract Documents and unsettled;

.2                                      failure of the Work to comply with the requirements of the Contract Documents; or

.3                                      terms of special warranties required by the Contract Documents.

§ A.9.10.5 Acceptance of final payment by the Design-Builder, a Subcontractor or material supplier shall constitute a waiver of claims by the payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE A.10 PROTECTION OF PERSONS AND PROPERTY

§ A.10.1 SAFETY PRECAUTIONS AND PROGRAMS

§ A.10.1.1 The Design-Builder shall comply with all safety precautions and programs initiated and maintained by the Owner in connection with the Project and the Design-Builder’s performance of the Work. In accordance with such safety precautions and programs, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, the Design-Builder shall assume the duties and responsibilities set forth in Sections A.10.2 through A.10.6, below.

§ A.10.2 SAFETY OF PERSONS AND PROPERTY

§ A.10.2.1 The Design-Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

.1                                      employees on the Work and other persons who may be affected thereby;

.2                                      the Work and materials and equipment to be incorporated therein, whether in storage on or of the site or under the care, custody or control of the Design-Builder or the Design-Builder’s Subcontractors; and

.3                                      other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structure and utilities not designated for removal, relocation or replanting in the course of construction.

§ A.10.2.2  The Design-Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

§ A.10.2.3  The Design-Builder shall erect and maintain, as required by existing conditions and performance of the Contract Documents, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying Owner and owners and users of adjacent sites and utilities.

§ A.10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Design-Builder shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

§ A.10.2.5  The Design-Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract

Documents) to property referred to in Clauses A.10.2.1.2 A.10.2.1.3 caused in whole or in part by the Design-Builder, a Subcontractor, or anyone directly or indirectly employed by any of them or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Clauses A.10.2.1.2 and A.10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or anyone directly or indirectly employed by the Owner or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder.  The foregoing obligations of the Design-Builder are in addition to the Design-Builder’s obligations under Section A.3.19.

§ A.10.2.6 The Design-Builder shall designate in writing to the Owner a responsible individual whose duty shall be the prevention of accidents.

§ A.10.2.7 The Design-Builder shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

§ A.10.3 HAZARDOUS MATERIALS

§ A.10.3.1 If reasonable precautions will be in adequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner.

§ A.10.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence of absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or whoa re to perform the task of removal or safe containment of such material or substance. The Design-Builder will promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection to the persons or entities proposed by the Owner. If the Design-Builder has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, work in the affected area shall resume upon written agreement of the Owner and Design-Builder.  The Contract Time shall be extended appropriately, and the Contract Sum shall be increased in the amount of the Design-Builder’s reasonable additional costs of shutdown, delay and start-up, which adjustments shall be accomplished as provided in Article A.7.

§ A.10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, Subcontractors, Design-Builder, Design-Builder’s consultants and the agents and employees of any of them from and against Claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material of substance exists on site as of the date of execution of the Agreement, is not disclosed in the Contract Documents and presents the risk of bodily injury or death as described in Section A.10.3.1 and has not been rendered harmless, provided that such Claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the Work itself) to the extent that such damage, loss or expense is not due to the active negligence of the Design-Builders, Subcontractors, Design-Builder, Design-Builder’s consultants and their agents and employees.

§ A.10.4  The Owner shall not be responsible under Section A.10.3 for materials and substances brought to the site by the Design-Builder unless such materials or substances were required by the Contract Documents.

§ A.10.5  If, without negligence on the part of the Design-Builder, the Design-Builder is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred.

§ A.10.6 EMERGENCIES

§ A.10.6.1 In an emergency affecting safety of persons or property, the Design-Builder shall act, at the Design-Builder’s discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Design-Builder on account of an emergency shall be determined as provided in Section A.4.1.7 and Article A.7.

ARTICLE A.11 INSURANCE AND BONDS

§ A.11.1 The Owner and Design-Builder shall purchase and maintain insurance of the types, with limits of liability, containing such endorsements and subject to such terms and conditions as would normally be used for a project of this type. In addition, Design-Builder shall obtain and maintain the following types and amounts of insurance:

§ 11.1.2  Workers’ Compensation and Employers’ Liability:  Design-Builder shall comply with all statutes and law with regard to Workers’ Compensation/Occupational Disease applying to employees or their beneficiaries.  Minimum limits shall be:

.1	Workers’ Compensation-Statutory Limits

.2	Employers’ Liability	Not Less Than:
	Bodily Injury by Accident	$100,000 Each Accident

Bodily Injury by Disease	$100,000 Each Employee
$500,000 Policy Limit

This insurance shall contain provisions waiving each underwriter’s rights of subrogation against Owner.

§ 11.1.3 Other insurance required is as follows:

.1	Commercial General Liability
Limits not less than:
	Bodily Injury and Property	$1,000,000 Each Occurrence
	Damage Combined Single Limit:	$1,000,000 Annual General
Aggregate – Per Policy
$1,000,000 Products Liability/
Completed Operations
	Fire Damage	$50,000
	Medical Payment	$5,000

Commercial General Liability coverage must provide:
General Aggregate Limit must apply per project
Premises and Operations
Contractor’s Liability/Completed Operations Liability Contractual Liability
XCU Coverage (explosion, collapse and underground property damage)
Personal Injury and Advertising Injury

Note: The Commercial General Liability policy and the endorsements thereto shall be maintained on an occurrence basis.

.2	Auto
Limits not less than:
Bodily injury and Property Damage
Combined Single Limit Policy must be intended to cover all owned,
	Non-owned and hired vehicles:	$1,000,000 Each Accident

.3	Umbrella Liability
Not less than:
	Bodily Injury and Property Damage	$4,000,000 Each Occurrence
	Combined Single Limit	$4,000,000 Annual

§ 11.1.4  AMG shall also obtain and maintain professional liability insurance (including contractual liability coverage retroactive to the earlier date of the Agreement or the commencement of the Work in an amount of not less than two million dollars ($2,000,000.00) per occurrence and in the aggregate covering person injury, bodily injury and property damage, including the loss of the use thereof.  This insurance shall be maintained for a period of three (3) years after Substantial Completion and shall provide “errors and omissions” coverage covering negligent acts, errors and omissions in Design-Builder’s, and its consultants, professional obligations under the Contract Documents.

§ 11.2   Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work.  The Owner shall be named as an additional insured, on a primary and non-contributory basis, on the liability coverages.

§ 11.3  Design-Builder shall require Subcontractors and professional consultants to maintain and obtain workers compensation, commercial general liability, automobile and professional liability (provided the Subcontractor or professional consultant is providing professional services) containing the same types and amounts of insurance required herein, except that the amounts thereof may be reduced if approved by Owner.  Architect shall provide Owner, prior to the commencement of Services and thereafter upon Owner’s request, with certificates of insurance evidencing such Subcontractor and professional consultant insurance.

§ A.11.3 (This Section is not applicable to this Contract under any circumstances and is null and void to this Contract) The Design-Builder shall provide surety bonds of the types, for such penal sums and subject to such terms and conditions as described in Exhibit E, Insurance and Bonds, or elsewhere in the Contract Documents.

ARTICLE A.12 UNCOVERING AND CORRECTION OF WORK

§ A.12.1 UNCOVERING OF WORK

§ A.12.1.1 If a portion of the Work is covered contrary to requirements specifically expressed in the Contract Documents, it must be uncovered for the Owner’s examination and be recovered at the Design-Builder’s expense without change in the Contract Time.

§ A.12.1.2 If a portion of the Work has been covered which the Owner has not specifically requested to examine prior to being covered, the Owner may request to see such Work and it shall be uncovered by the Design-Builder.  If such Work is in accordance with the Contract Documents, costs of uncovering and recovering shall, by appropriate Change Order, be at the Owner’s expense.  If such Work is not in accordance with the Contract Documents, correction shall be at the Design-Builder’s expense unless the condition was caused by the Owner or a separate Contractor, in which event the Owner shall be responsible for payment of such costs.

§ A.12.2 CORRECTION OF WORK

§ A.12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION OF THE DESIGN-BUILDER’S WORK

The Design-Builder shall promptly correct Work rejected by the Owner or failing to conform to the requirements of the Contract Documents, whether discovered before or after the Owner’s determination that the Design-Builder’s Work or designated portion thereof is substantially complete and whether or not fabricated, installed or completed.  Costs of correcting such rejected Work, including additional testing shall be at the Design-Builder’s expense.

§ A.12.2.2 AFTER SUBSTANTIAL COMPLETION OF THE DESIGN-BUILDER’S WORK

§ A.12.2.2.1 In addition to the Design-Builder’s obligations under Section A.3.5, if, within one year after the date of the Owner’s determination that the Design-Builder’s Work or designated portion thereof is substantially complete or after the date for commencement of warranties established under Section A.9.9.1 or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition.  The Owner shall give such notice promptly after discovery of the condition. If the Design-Builder fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section A.2.5.

§ A.12.2.2.2  The one-year period for correction of Work shall be extended with respect to portions of Work first performed after the Owner’s determination that the Design-Builder’s Work is substantially complete by the period of time between such determination and the actual performance of the Work.

§ A.12.2.2.3  The one-year period for correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section A.12.2.

§ A.12.2.3  The Design-Builder shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ A.12.2.4 The Design-Builder shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate Contractors caused by the Design-Builder’s correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

§ A.12.2.5 Nothing contained in this Section A.12.2 shall be constructed to establish a period of limitation with respect to other obligations the Design-Builder might have under the Contract Documents.  Establishment of the one-year period for correction of Work as described in Section A.12.2.2 relates only to the specific obligation of the Design-Builder to correct for Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder’s liability with respect to the Design-Builder’s obligations other than specifically to correct the Work.

§ A.12.3 ACCEPTANCE OF NONCONFORMING WORK

§ A.12.3.1 If the Owner prefers to accept Work not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be equitably adjusted by Change Order.  Such adjustment shall be effected whether or not final payment has been made.

ARTICLE A.13 MISCELLANEOUS PROVISIONS

§ A.13.1 GOVERNING LAW

§ A.13.1.1 The Contract shall be governed by the law of the place where the Project is located.

§ A.13.2 SUCCESSORS AND ASSIGNS

§ A.13.2.1 The Owner and Design-Builder respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Section A.13.2.2, neither party to the Contract Documents shall assign the Contract Documents as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract Documents.

§ A.13.2.2 This Agreement may be assigned by the Owner provided that:

.1                                      assignment is effective only after termination of the Design-Build Contract by the Owner for cause and only if the Owner accepts this Agreement by notifying the Design-Builder in writing; and

.2                                      assignment is subject to the prior rights of the Owner’s surety, if any, obligated under bond relating to the Design-Build

Contract.

§ A.13.3 WRITTEN NOTICE

§ A.13.3.1 Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if sent by registered or certified mail to the last business address known to the party giving notice.

§ A.13.4 RIGHTS AND REMEDIES

§ A.13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ A.13.4.2 No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Contract Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ A.13.5 TESTS AND INSPECTIONS

§ A.13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals.  The Design-Builder shall give timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures.

§ A.13.5.2 If the Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section A.13.5.1, the Owner shall in writing instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures.  Such costs, except as provided in Section A.13.5.3, shall be at the Owner’s expense.

§ A.13.5.3 If such procedures for testing, inspection or approval under Sections A.13.5.1 and A.13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure, including those of repeated procedures, shall be at the Design-Builder’s expense.

§ A.13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Design-Builder and promptly delivered to the Design-Builder.

§ A.13.5.5 If the Design-Builder is to observe tests, inspections or approvals required by the Contract Documents, the Design-Builder will do so promptly and, where practicable, at the normal Avenue of testing.

§ A.13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

§ A.13.5.7  Unless otherwise provided for in the Contract Documents, The Owner shall furnish all utilities, facilities, products of any kind or nature and such Owner’s representatives as may be reasonably required for testing, implementation, start-up and operation of construction systems.

§ A.13.6 COMMENCEMENT OF STATUTORY LIMITATION PERIOD

§ A.13.6.1  As between the Owner and Design-Builder:

.1                                      Before Substantial Completion of the Design-Builder’s Work.  As to acts or failures to act occurring prior to the relevant date of the Owner’s determination that the Design-Builder’s Work or designated portion is substantially complete, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of such determination;

.2                                      Between Substantial Completion of the Design-Builder’s Work and Final Application for Payment.  As to acts or failures to act occurring subsequent to the relevant date of the Owner’s determination that the Design-Builder’s Work or designated portion is substantially complete and prior to issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Application for Payment; and

.3                                      After Final Application for Payment. As to acts or failures to act occurring after the relevant date of issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Design-Builder pursuant to any Warranty provided under Section A.3.5, the date of any correction of the Work or failure to correct the Work by the Design-Builder under Section A.12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Design-Builder or Owner, whichever occurs last.

ARTICLE A.14 TERMINATION OR SUSPENSION OF THE AGREEMENT

§ A.14.1 TEMINATION BY THE DESIGN-BUILDER

§ A.14 1.1 The Design-Builder may terminate the Contract if the work is stopped for a period of 30 consecutive days through no act of fault of the Design-Builder or a Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:

.1                                      issuance of a order of a court or public authority having jurisdiction which requires all Work to be stopped;

.2                                      an act of government, such as a declaration of national emergency which requires all Work to be stopped;

.3                                      because the Owner has not made a payment to the Design-Builder as required in the Contract Documents; or

.4                                      the Owner has failed to furnish to the Design-Builder promptly, upon the Design-Builder’s request, reasonable evidence as required by Section A.2.2.6

§ A.14.1.2 The Design-Builder may terminate the Contract if, through no act or fault of the Design-Builder or a Subcontractor, Sub-Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner, as described in Section A.14.3, constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ A.14.1.3 If one of the reasons described in Section A.14.1.1 or A.14.1.2 exists, the Design-Builder may, upon seven days’ written notice to the Owner, terminate the Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipments, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

§ A.14.1.4 If the work is stopped for a period of 60 consecutive days through no act of the Design-Builder or a Subcontractor, Sub-Subcontractor or their agents or employees or any other persons performing portions of the Work under a direct or indirect contract with the Design-Builder because the Owner has persistently failed to fulfill the Owner’s obligations under the Contact Documents with respect to matters important to the progress of the Work, the Design-Builder may, upon seven additional days’ written notice to the Owner, terminate the Contract and recover from the Owner as provided in Section A.14.1.3

§ A.14.2 TERMINATION BY THE OWNER FOR CAUSE

§ A.14.2.1 The Owner may terminate the Contact if the Design-Builder:

.1                                      persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials.

.2                                      fails to make payment to Subcontractors for services, materials or labor in accordance with the respective agreements between the Design-Builder and the Subcontractors;

.3                                      persistently disregards laws, ordinances or rules, regulations or orders of a public authority having jurisdiction; or

.4                                      otherwise is guilty of substantial breach of a provision of the Contract Documents.

§ A.14.2.2 When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder and the Design-Builders surety, if any, seven days’ written notice, terminate employment of the Design-Builder and may, subject to any prior rights of the surety:

.1                                      take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2                                      accept assignment of Subcontracts pursuant to Section A.5.4.1; and

.3                                      finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Owner, the Design-Builder shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the work.

§ A.14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section A.14.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ A.14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Design-Builder. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner.

§ A.14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

§ A.14.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend, delay, or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ A.14.3.2 The Contract Sum and the Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section A.14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:

.1                                      that performance is, was or would have been suspended, delayed or interrupted by another cause for which the Design-Builder is responsible; or

.2                                      that an equitable adjustment is made or denied under another provision of the Contract.

§ A.14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

§ A.14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

§ A.14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Design-Builder shall:

.1                                      cease operations as directed by the Owner in the notice;

.2                                      take actions necessary, or that the Owner may direct, for the protection and protection and preservation of the Work; and

.3                                      except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

§ A.14.4.3 In case of such termination for the Owner’s convenience, the Design-Builder shall be entitled to receive payment for Work executed and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work not executed.

§ A.15.   [Moved to Testing Section]

OTHER EXHIBITS OMITTED